                               EXHIBIT 4.32

T.L.C.A. - Additional REA Loan (Prior REA Loans) - 7/91.







                         REA Project Designation:

                         SOUTH DAKOTA 515-T8 IRENE






                              TELEPHONE LOAN
                            CONTRACT AMENDMENT

                      Dated as of September 25, 1991

                                  between

                DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC.

                                    and

                         UNITED STATES OF AMERICA

















No.    E
    =======

T.L.C.A. - Additional REA Loan (Prior REA Loans) - 7/91.

          AGREEMENT, made as of September 25, 1991, pursuant to the Rural Electrification Act of 1936, as amended (7 U.S.C. 901, ET. SEQ.), between DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC. (hereinafter called the "Borrower"), a corporation existing under the laws of the State of South Dakota, and UNITED STATES OF AMERICA (hereinafter called the "Government"), acting through the Administrator of the Rural Electrification Administration (hereinafter called the "Administrator").

          WHEREAS, the Borrower and the Government have heretofore entered into a certain telephone loan contract, amending telephone loan contract, consolidating telephone loan contract, or consolidating and amending telephone loan contract, dated as of September 5, 1952, (such agreement, as it may have been amended, being hereinafter called the "Loan Contract"); and

          WHEREAS, it is intended by this agreement to amend the Loan Contract by increasing the amount of the loan therein provided for through a loan from the Government to the Borrower of not to exceed $7,855,000 (hereinafter called the "Loan Increase"), and in certain other respects;

          NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the Borrower and the Government agree as follows:


          SECTION 1. The definition of "Project" in the Loan Contract is amended by changing to 4,144 the number of subscribers to be served thereby (aside from those served by "Existing Facilities", if any, as defined in the Loan Contract).

          SECTION 2.  Section 1.1 of the Loan Contract is amended by
(1) increasing the maximum amount which the Government shall lend and the Borrower shall borrow, by the amount of the Loan Increase, and (2) adding the following to the counties listed in said section:

          NONE.

          SECTION 3. The provisions set forth in Exhibit I hereto, and by this reference made a part hereof, shall amend and supersede all provisions of the Loan Contract inconsistent therewith. If the Loan Contract does not include "System" as a defined term, any reference to "System" in this agreement, including Exhibit I, shall be read as "Project". If the Loan Contract does not include "Project" as a defined term, any reference to "Project" in this agreement, including Exhibit I, shall be read as "System".

T.L.C.A. - Additional REA Loan (Prior REA Loans) - 7/91.

          SECTION 4.  The date for the Forecast Period referred to in section 9(A) of Exhibit I shall be December 31, 1994, and the ratio referred to in (B) of said section 9 shall be 1.12.

          SECTION 5 (A). Notwithstanding anything contained in this agreement or the Loan Contract, the Government shall be under no obligation to advance to the Borrower any portion of the Loan Increase, unless and until the Borrower, in addition to complying with all other conditions of the Loan Contract and this agreement which are precedent to the advance of loan funds, shall have delivered to the Administrator, in form and substance satisfactory to him, evidence that:

          (1) the Borrower has authorized, executed, recorded and filed a security instrument in form and substance satisfactory to the Administrator; and

          (2) Dakota Telecom, Inc. (hereinafter called "DTI"), has entered into a billing and management agreement with the Borrower by which the Borrower will provide DTI with the services of qualified service technicians for the installation and maintenance of DTI's equipment, and qualified management and office personnel to initiate service order requests and to do all phases of billing, collections, and accounting related to billing; which agreement is in form and substance satisfactory to the Administrator.

          SECTION 5 (B). The first advance of funds on account of the Government loan increase shall be limited to:

          (1) an amount to be determined by the Administrator for the cost of preloan engineering services (as such term is defined at 7 C.F.R.
     Part 1753.15); and

          (2) an amount to be determined by the Administrator for the cost, incurred subsequent to March 7, 1991, of construction which has been approved by the Government.

          SECTION 5 (C). The Government shall be under no obligation to make any further advances on account of the Loan Increase unless and until the Borrower has submitted evidence to the Administrator, in form and substance satisfactory to him, that all indebtedness incurred for the interim construction referred to in the above subsection (B) has been paid in full and all associated liens, if any, have been duly discharged of record.

T.L.C.A. - Additional REA Loan (Prior REA Loans) - 7/91.

          SECTION 6. The Notes, as defined in Exhibit I, which evidence the debt created by the Loan Increase shall bear interest at the rate of five (5.0) per centum per annum.

          SECTION 7. This agreement may be simultaneously executed and delivered in two or more counterparts, each of which so executed and delivered shall be deemed to be an original, and all shall constitute but one and the same instrument.

          IN WITNESS WHEREOF the Borrower has caused this agreement to be signed in its corporate name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized and the Government has caused this agreement to be duly executed all as of the day and year first above written.

                              DAKOTA COOPERATIVE
                               TELECOMMUNICATIONS, INC.


(Seal)                             by  /s/ John A. Roth
                                      President


Attest:  /s/ John Schaefer

                                      Secretary


                              UNITED STATES OF AMERICA

                              by  /s/ William W. Lind

                                   Acting Administrator
                                              of
                              Rural Electrification Administration

T.L.C.A. - REA Loans - 7/91



                                 EXHIBIT I



          1.   DEFINITIONS.

          Each term defined in the Loan Contract and in the agreement ("Underlying Agreement") of which this Exhibit I is a part shall have the same meaning when used in this Exhibit I. As used in this Exhibit I, "this Agreement" shall mean the Underlying Agreement together with this
Exhibit I; Outstanding Notes shall mean the mortgage note or notes payable to the order of the Government, or to another lender and guaranteed by the Government, executed and delivered by the Borrower pursuant to the Loan Contract and which are presently outstanding.


          2.   NOTES.

          The debt created by the Loan shall be evidenced by the Outstanding Notes, by any notes to be executed by the Borrower payable to the order of the Government, or to another lender and guaranteed by the Government, on account of a loan made or guaranteed by the Government pursuant to the Underlying Agreement, and by additional notes to be executed by the Borrower payable to the order of the Government, or to another lender and guaranteed by the Government (the Outstanding Notes, other notes payable to the order of the Government, or to another lender and guaranteed by the Government, and any notes executed and delivered to refund, or in substitution for, such notes being hereinafter collectively called the "Notes").

The Notes with respect to any portion of the Loan shall bear interest at the rate specified in the loan agreement relating thereto. The Notes shall otherwise be in form and substance satisfactory to the Administrator. Interest shall accrue on each Note only in respect of amounts which shall have been advanced to the Borrower from time to time on account of the Loan, and which shall have been charged against such Note and shall remain unpaid.


          3.   LOAN CLOSING.

          The parties may from time to time determine by agreement the amount required to enable the Borrower to perform its obligations hereunder. If any reduction in the maximum amount of the Loan is thus agreed upon, the Administrator shall cause such one or more of the Notes as

T.L.C.A. - REA Loans - 7/91



may be agreed upon to be appropriately credited with an amount equal to such reduction, and the principal amount of such Note or Notes shall, for the purposes of this Agreement, be deemed to be correspondingly reduced.

When the Administrator and the Borrower shall agree that no further funds are required to be advanced on account of the Loan in order to enable the Borrower to perform its obligations hereunder to the Government, the Administrator shall execute and deliver to the Borrower a loan closing certificate (hereinafter called the "loan closing certificate") which shall, among other things, specify the date of the closing of the Loan and the amount of the unpaid principal of and accrued interest on each of the Notes as appropriate.


          4.   SECURITY.

          The Notes shall be secured by a security instrument (hereinafter called the "Mortgage"), in form and substance satisfactory to the Administrator, which shall cover all the property of the Borrower now owned or hereinafter acquired and which shall confirm, fully convey and preserve or renew the lien of any mortgage, supplemental mortgage, chattel mortgage, supplemental chattel mortgage, deed of trust or supplemental deed of trust heretofore given by the Borrower to secure any notes heretofore executed and delivered by the Borrower to the Government.

The Notes shall also be secured by such supplemental mortgages, deeds of trust, supplemental deeds of trust, chattel mortgages or additional chattel mortgages and by such other action on the part of the Borrower as may be required to confirm, fully convey, preserve or renew the lien of the Mortgage as security for the Notes and to effectuate the intention of these presents that the Mortgage shall cover all property of the Borrower, whether now owned or hereinafter acquired (any such supplemental mortgage, supplemental deed of trust, supplemental or additional chattel mortgage, and any such other action, as the case may be, being hereinafter called a "supplemental mortgage").


          5.   REQUISITIONS AND ADVANCES.

          Loan funds shall be advanced to the Borrower only if the Borrower has (1) complied with section 2.1 of the Loan Contract (or such other section thereof as is headed "Prerequisites to Advances") and all other conditions precedent to the advance of Loan funds, and (2) furnished the Administrator with a requisition and accompanying documents complying with section 2.2 of the Loan Contract (or such other section thereof as is

T.L.C.A. - REA Loans - 7/91



headed "Requisitions"). Within a reasonable time thereafter, the Government as requested by the Borrower shall advance Loan funds to the Borrower sufficient in the aggregate for such of the purposes in the statement accompanying the requisition as the Administrator shall approve. The Administrator may at any time, as a condition to making any advance on account of the Loan, require compliance by the Borrower with any one or more of the covenants, terms or conditions of the Loan Contract and any amendment thereto to be performed by the Borrower. The Government shall be under no obligation to make advances on account of a loan after the date of the closing of such loan as specified in a loan closing certificate.


          6.   SPECIAL CONSTRUCTION ACCOUNT.

          The Borrower shall promptly deposit all moneys advanced to it by the Government hereunder in a special construction account (hereinafter called "Special Construction Account") in a bank, institution or other depository, which shall meet the requirements specified in section 4.3 of the Loan Contract (or such other section thereof as is headed "Deposit of Funds"), and shall hold such moneys in trust for the Government until disbursed. Any Special Construction Account shall be designated by the corporate name of the Borrower, followed by the words "Trustee, REA Construction Fund Account".

All loan funds in any Special Construction Account shall be used solely for the purposes specified in section 1.1 of the Loan Contract, as amended by this Agreement and any subsequent amendment.

If the Borrower is required to obtain equity funds by the terms of the Loan Contract, as amended by this Agreement or any subsequent amendment, the Borrower shall also deposit all such equity funds in the Special
Construction Account on the same terms and conditions and for the same purposes as funds advanced on account of the Loan.

Equity funds may be withdrawn from the Special Construction Account only upon approval by the Administrator of requisitions therefor submitted by the Borrower in accordance with the requirements applicable to the requisitioning of loan funds, as set forth in section 2.2 of the Loan Contract (or such other section of the Loan Contract as is headed "Requisitions") except that to the extent equity funds (if required to be obtained) are expressly required to be used for other purposes under the Loan Contract, as amended by this Agreement and any subsequent amendment, they shall be used for such other purposes.

T.L.C.A. - REA Loans - 7/91



Until the aggregate amount of withdrawals from the Special Construction Account shall equal or exceed the amount of the equity funds, they shall be deemed to have been made from equity funds and not from funds advanced by the Government to the Borrower.

The Borrower shall expend each advance on account of the Loan or equity funds, if any, only for such of the purposes specified in the statement of purposes accompanying the requisition for such advance or equity funds, if any, as shall have been approved by the Administrator.


          7.   UNEXPENDED LOAN FUNDS.

          Any funds advanced on account of the Loan remaining in any Special Construction Account upon the closing of such loan shall be forthwith remitted to the Government. A credit in the amount of such remittance shall be allowed against such one or more of the Notes as shall be agreed upon by the Administrator and the Borrower.


          8.   LOAN RECISSIONS.

          The Borrower may request recission of all or part of the unadvanced portion of the Loan at any time. The Administrator shall comply with such request if the Borrower demonstrates, to the satisfaction of the Administrator, that (1) the purposes intended to be financed by the unadvanced Loan funds have been completed, (2) sufficient funds are available from non-governmental sources to complete such purposes, or
(3) the Loan funds being rescinded are no longer required to extend or improve telephone service in rural areas. The Administrator shall not initiate recission of the advanced portion of the Loan unless all of the purposes for which telephone loans have been made to the Borrower under the Act have been accomplished with Loan funds provided under the Act. Loan funds that have been rescinded are no longer available to the Borrower.


          9.   TARIFF.

          (A) The Borrower shall, during the period ending on the date specified in the Underlying Agreement (the "Forecast Period"), (1) use its diligent best efforts to obtain all regulatory body approvals, necessary to place in effect and thereafter to maintain in effect a tariff which
(i) provides for such grades of service as the Administrator shall approve,
(ii) does not include mileage or zone charges for the lowest grade of service provided in each central office area, and (iii) is designed to

T.L.C.A. - REA Loans - 7/91



produce net income or margins, before interest but after taxes in such amounts that, when divided by the amount of interest requirements on all of the Borrower's outstanding and proposed loans, produces a ratio of at least 1.0, and (2) place such tariff into effect as soon as permitted by applicable laws and regulations. The Borrower shall use its diligent best efforts to obtain all necessary regulatory body approvals of such revisions of its tariff as may be necessary from time to time to satisfy the requirements of this provision.

          (B) The Borrower shall continue to comply with the requirements of this provision after the Forecast Period except that the required ratio shall be changed to that specified in the Underlying Agreement.

          (C) The Borrower shall provide the Administrator with evidence, in form and substance satisfactory to him, that the Borrower is in full compliance with this section whenever the Administrator shall request.


          10.  EVIDENCE OF TARIFF.

          The Borrower shall deliver, when requested by, and in form and substance satisfactory to, the Administrator, evidence that the Borrower has duly adopted a tariff which (1) will provide for such grades of service as the Administrator may approve, (2) does not include mileage or zone charges for the lowest grade of service provided in each central office area, and (3) is designed to produce net income or margins, before interest but after taxes, at least equal to one hundred percent of the interest requirements on all of the Borrower's outstanding and proposed loans.


          11.  CHANGES IN CERTAIN SECTIONS OF THE LOAN CONTRACT.

          (A) Section 3.3 of the Loan Contract is amended by inserting the words "for installation of station equipment" following the words "outside plant and buildings" in said section.

          (B) If the words "net income" appear in section 4.1 of the Loan Contract, then the words "or net margins" shall be inserted immediately thereafter.

          (C) Section 4.2(A)(c) of the Loan Contract is amended by inserting the words "for installation of station equipment" following the words "outside plant and buildings" in said section.

T.L.C.A. - REA Loans - 7/91



          (D) Section 4.2(A) of the Loan Contract is amended by deleting therefrom subsection (f) relating to contracts for the joint use of facilities of other companies and relettering the remaining subsections accordingly.


          12.  PARTICULAR COVENANTS.

          (A) SUBMISSION OF CONTRACTS WITH THIRD PARTIES. The Borrower shall submit, when requested by the Administrator and subject to the Administrator's approval:

          (1) a contract or contracts for the purchase, lease, or other acquisition of land for use in connection with the construction or operation of the System; and

          (2) a contract or contracts for extended area service to be provided by or for other companies, as may be necessary for the proper operation of the System;

          (B) DEPOSIT OF FUNDS. The Borrower shall not deposit or allow to remain on deposit any of its funds, regardless of the source thereof, in any bank, institution or other depository which is not fully insured by the Federal government. The Borrower shall inform the Administrator of the names of the banks, institutions or other depositories which it has selected for deposit of its funds.

          (C) EASEMENTS AND PERMITS - EQUITY FUNDS. If the Borrower is required to obtain equity funds by the terms of the Loan Contract, as amended by this Agreement or any subsequent amendment, none of such funds shall be used by the Borrower to pay for easements obtained from landowners, or for releases of lien affecting easements.

          (D) AREA COVERAGE. The Borrower shall furnish adequate telephone service to the widest practicable number of rural users in the Borrower's telephone service area, as such area is shown on the map which is a part of the Borrower's application for the Loan, and which map, as revised by agreement between the Borrower and the Administrator, is incorporated herein by reference thereto. In the performance of this obligation, the Borrower shall (except to the extent that the Administrator, upon request of the Borrower, may in writing authorize deviations therefrom):

               (1) furnish service to all applicants for service included in the Project, without payment by such applicants of any extra charge

T.L.C.A. - REA Loans - 7/91



     as a contribution to the cost of construction of facilities to provide such service; and

               (2) take all action that may be required to enable it to extend service, with the use of such funds as may from time to time be available to it, either from surplus earnings, increased equity capital, additional loans made by lenders other than the Government or otherwise as the Borrower may elect, and without payment to the Borrower of any extra charge as a contribution to construction of facilities to provide such service, to every other unserved rural applicant for service in its telephone service area if the cost of constructing the required line extension for such applicant will not exceed seven times the estimated annual local service revenues from such applicant. Such service shall be furnished pursuant to terms and conditions set forth in the Borrower's tariff, as duly filed with or approved by regulatory bodies having jurisdiction in the premises, or in the absence of any such regulatory body, as adopted by the Borrower, provided that the Borrower shall not file with or submit for approval of appropriate regulatory bodies or adopt any proposed tariff, or continue in effect any existing tariff not required to be continued by any regulatory body, unless under such tariff the Borrower will be obligated to serve unserved rural applicants as provided herein.

          (E) MORTGAGE COVENANTS. The Borrower shall perform all covenants by it to be performed under the Mortgage and any supplemental mortgage.

          (F) REPRESENTATIONS AND WARRANTIES. The Borrower confirms as of the date of this Agreement the representations and warranties set forth in section 4.7 of the Loan Contract (or for such other section thereof as is headed "Representations and Warranties"), and represents and warrants that every statement contained in this Agreement and in every other document, statement, certificate and opinion submitted to the Government by it or in its behalf is true and correct.

          (G) EQUAL OPPORTUNITY CLAUSE. The Borrower hereby agrees that it will incorporate or cause to be incorporated into any contract for construction work, or modification thereof, as defined in Executive Order 11246 of September 24, 1965 or in the rules and regulations of the Secretary of Labor, which is paid for in whole or in part with funds obtained from the Government or borrowed on the credit of the Federal Government pursuant to a grant, contract, loan, insurance or guarantee, or undertaken pursuant to any program involving such grant, contract, loan, insurance or guarantee, the following equal opportunity clause:

T.L.C.A. - REA Loans - 7/91



          During the performance of this contract, the Contractor agrees as follows:

               (1) The Contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin. The Contractor will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided setting forth the provisions of this nondiscrimination clause.

               (2) The Contractor will, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

               (3) The Contractor will send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice to be provided advising the said labor union or workers' representative of the Contractor's commitments under this section, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

               (4) The Contractor will comply with all provisions of Executive Order 11246 of September 24, 1965, and of the rules, regulations and relevant orders of the Secretary of Labor.

               (5) The Contractor will furnish all information and reports required by Executive Order 11246 of September 24, 1965, and by the rules, regulations and orders of the Secretary of Labor, or pursuant thereto, and will permit access to his books, records, and accounts by the administering agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations and orders.

               (6) In the event of the Contractor's noncompliance with the nondiscrimination clauses of this contract or with any of the said

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T.L.C.A. - REA Loans - 7/91



     rules, regulations or orders, this contract may be canceled, terminated or suspended in whole or in part and the Contractor may be declared ineligible for further Government contracts or federally assisted construction contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in said Executive Order 11246 of September 24, 1965, or by rule, regulation or order of the Secretary of Labor, or as otherwise provided by law.

               (7) The Contractor will include the portion of the sentence immediately preceding paragraph (1) and the provisions of paragraphs
     (1) through (7) in every subcontract or purchase order unless exempted by rules, regulations or orders of the Secretary of Labor issued pursuant to section 204 of Executive Order 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. The Contractor will take such action with respect to any subcontract or purchase order as the administering agency may direct as a means of enforcing such provisions, including sanctions for noncompliance: Provided, however, that in the event a contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the administering agency, the Contractor may request the United States to enter into such litigation to protect the interests of the United States.

The Borrower further agrees that it will be bound by the above equal opportunity clause with respect to its own employment practices when it participates in federally assisted construction work: Provided, that if the Borrower so participating is a State or local government, the above equal opportunity clause is not applicable to any agency, instrumentality or subdivision of such government which does not participate in work on or under the contract.

The Borrower agrees that it will assist and cooperate actively with the administering agency and the Secretary of Labor in obtaining the compliance of contractors and subcontractors with the equal opportunity clause and the rules, regulations and relevant orders of the Secretary of Labor, that it will furnish the administering agency and the Secretary of Labor such information as they may require for the supervision of such compliance, and that it will otherwise assist the administering agency in the discharge of the administering agency's primary responsibility for securing compliance.

The Borrower further agrees that it will refrain from entering into any contract or contract modification subject to Executive Order 11246 of

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T.L.C.A. - REA Loans - 7/91



September 24, 1965, with a contractor debarred from, or who has not demonstrated eligibility for, Government contracts and federally assisted construction contracts pursuant to Executive Order 11246 of September 24, 1965 and will carry out such sanctions and penalties for violation of the equal opportunity clause as may be imposed upon contractors and subcontractors by the administering agency or the Secretary of Labor pursuant to Part II, Subpart D of Executive Order 11246 of September 24, 1965.

In addition, the Borrower agrees that if it fails or refuses to comply with these undertakings, the administering agency may take any or all of the following actions: cancel, terminate or suspend in whole or in part this contract; refrain from extending any further assistance to the Borrower under the program with respect to which the failure or refusal occurred until satisfactory assurance of further compliance has been received from such Borrower; and refer the case to the Department of Justice for appropriate legal proceedings.

          (H) COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. The Borrower shall, with respect to all facilities which may be part of the System, comply with all applicable water and air pollution control standards and other environmental requirements imposed by Federal or state statutes, regulations, licenses or permits.

          (I) HISTORIC PRESERVATION. The Borrower shall not use any portion of the Loan, without the prior written approval of the Administrator, for any project, activity or program that can result in changes in the character or use of any prehistoric or historic district, site, building, structure or object included in, or eligible for inclusion in, the National Register of Historic Places maintained by the Secretary of the Interior pursuant to the National Historic Preservation Act, as amended.

          (J) HISTORIC LANDMARKS. The Borrower shall not use any portion of the Loan, without the prior written approval of the Administrator, for any project, activity or program that may directly and adversely affect any property that the Secretary of the Interior has designated a National Historic Landmark pursuant to the National Historic Preservation Act, as amended.

          (K) ELECTRONIC FUNDS TRANSFER. Except as otherwise prescribed by the Administrator, the Borrower shall make payment of all principal of and interest on the Notes which payment in the aggregate exceeds $10,000, by Electronic Funds Transfer utilizing the Fedwire Deposit System through the United States Department of the Treasury account (021030004) at the

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T.L.C.A. - REA Loans - 7/91



Federal Reserve Bank of New York, all in the manner prescribed by REA Bulletin 20-9:320-12.

          (L) UNIFORM RELOCATION AND ACQUISITION ACT. The Borrower hereby covenants that it shall, in acquiring real property, comply with the provisions of the Uniform Relocation Assistance and Real Property
Acquisition Policies Act of 1970 (the "Uniform Act"), as amended by the Uniform Relocation Act Amendments of 1987, and 49 C.F.R. Part 24, referenced by 7 C.F.R. Part 21, to the extent the Uniform Act is applicable to such acquisition.

          (M) FLOOD INSURANCE. The Borrower shall not, without the prior written approval of the Administrator, use any portion of the Loan to finance, in whole or in part, the acquisition, construction, repair or improvement of any building or any machinery, equipment, fixtures or furnishings contained or to be contained therein in any area identified by the Director of the Federal Emergency Management Agency (the "Director of FEMA") pursuant to the Flood Disaster Protection Act of 1973, as amended (the "Flood Insurance Act") as an area having special flood hazards unless and until the Borrower has submitted evidence satisfactory to the Administrator, or the Administrator has otherwise determined: (i) the Director of FEMA has made flood insurance available, pursuant to the Flood Insurance Act, in the area in which the acquisition, construction, repair or improvement is proposed to occur; and (ii) the Borrower has obtained flood insurance coverage with respect to such building, machinery, equipment, fixtures or furnishings as may then be required pursuant to the Flood Insurance Act.

          (N) NONDUPLICATION OF FACILITIES. If the Borrower provides telephone service in any state in which there is no state regulatory body with authority to regulate telephone service and to require certificates of convenience and necessity to the Borrower, the Borrower shall not use any portion of the Loan for the construction of telephone facilities to furnish or improve service to persons located in such state receiving the telephone service from any other telephone company at the time the Borrower proposes to furnish or improve service to such persons, except that the Borrower may provide or improve service to persons receiving service through facilities acquired or to be acquired by the Borrower, and except to the extent the Administrator, on the basis of evidence submitted to him by the Borrower, shall have determined that service by the Borrower to such persons will not result in duplication of lines, facilities or systems providing reasonably adequate service.




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          (O)  DELETION OF PROVISIONS RELATING TO THE LEVEL OF GENERAL
FUNDS. If the Loan Contract contains provisions in section 2.8, or elsewhere, relating to the level of the Borrower's general funds, such provisions are deleted.

          (P) DELETION OF PROVISIONS RELATING TO CONSTRUCTION SCHEDULES. If the Loan Contract contains provisions in section 2.9, or elsewhere, relating to the Borrower's construction schedules, such provisions are deleted.


          13.  RECEIPT OF CERTAIN CRIMINAL SECTIONS OF U.S. CODE.

          The Borrower and each of the officers signing this Agreement respectively acknowledge that they are familiar with the provisions of sections 201, 286, 287, 641, 666, 1001, 1361 and 1366 of Title 18, United
States Code, Crimes and Criminal Procedure.


          14.  DURATION OF AGREEMENT.

          Except where otherwise required by the context, all provisions of the Loan Contract, as amended by this Agreement and any subsequent amendment, shall continue in full force and effect until all amounts owing by the Borrower to the Government on account of the Loan shall have been paid and upon such payment the Loan Contract, as so amended, shall be deemed to have been fully performed.



















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(Cooperatives, etc.)



          15.  SPECIAL PROVISIONS RELATING TO THE BORROWER.

          The following special provisions, in addition to all other provisions of this Exhibit I, shall apply to the Borrower:

          (A)  COUNTERSIGNATURE.  Subject to the provisions of subparagraph
(B) below and section 5.2(c) of the Loan Contract (or subsection (c) of such other section of the Loan Contract as is headed "Remedies upon Default"), moneys in any Special Construction Account may be withdrawn only upon checks, drafts or orders signed on behalf of the Borrower and countersigned by an executive officer thereof.

          (B) SUPERVISOR: APPOINTMENT AND POWERS. If the construction of the Project or any section or sections thereof, shall not proceed in accordance with the terms of the Loan Contract, as amended by this Agreement or any subsequent amendment to the Loan Contract, or if default shall be made in the payment of any installment of or on account of interest on or principal of any Note when and as the same shall be required to be made and such default shall continue for thirty (30) days, the Administrator may appoint a supervisor (hereinafter called the "Supervisor") for the System, or such section or sections thereof as the Administrator shall designate, as the representative of the Government and notify the Borrower of such appointment and the duration thereof. The Supervisor shall take such steps as he deems necessary to assure construction or operation of the Project in accordance with the terms hereof, or such portion or portions thereof as may be designated by the Administrator, or to assure performance of any other obligations of the Borrower pursuant to the provisions of the Loan Contract, as amended by this Agreement and any subsequent amendment, or of the Notes, and shall have power to operate the System and other property of the Borrower necessary to the operation of the System, and do all things reasonably incident to the exercise of the powers herein granted, including, without limitation, directing the conservation of any funds of the Borrower, the collection of all debts due it, the payment of all expenses of the Borrower from any of its funds, the termination of the employment of such employees of the Borrower as he shall determine upon and the employment of such persons, on such terms and conditions as he may designate, as he shall deem necessary to assist him in carrying out his functions. The salaries, fees, disbursements and the expenses of the Supervisor and of any employee appointed by him shall be paid by the Borrower; provided, however, that the salaries, fees, disbursements and expenses of any Supervisor who shall be an employee of the Government, and of any assistants who shall be employees of the Government, shall not be payable by the Borrower unless and to the extent that the Administrator, upon written notification to the Borrower,

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(Cooperatives, etc.)



shall so require. So long as the appointment of the Supervisor shall be in effect, all checks, drafts and orders drawn on any bank, institution or other depository account maintained by the Borrower shall be countersigned by the Supervisor, except that, if the proper officers or employees of the Borrower shall refuse to sign any such check, draft or order, the Supervisor shall have full power and authority to sign such check, draft or order for the Borrower without the requirement of any other signature thereon, if such check, draft or order is required to carry out the obligations of the Borrower hereunder. The Borrower hereby constitutes the Administrator its agent for the purpose of notifying any bank, institution or other depository in which any account of the Borrower shall be maintained of the appointment of a Supervisor and of the provisions hereunder with respect thereto, and agrees that such notice shall include a direction to any such bank, institution or other depository with respect to the signing or countersigning of the checks, drafts or orders drawn on any such account as in this section provided. The Borrower shall comply with all reasonable instructions of the Supervisor incident to carrying out the obligations of the Borrower hereunder or the performance of the functions of the Supervisor.


























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